EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in registration statements on Form S-3 Registration Nos. 333-175771 and 333-33527, and Form S-8 Registration Nos. 333-201579, 333-187601, 333-165829, 333-162202, 333-201579, 333-69792, 333-30677, 333-152159, and 333-162200 of Four Oaks Fincorp, Inc. of our report dated March 25, 2016, related to the consolidated financial statements of Four Oaks Fincorp, Inc. and subsidiaries at December 31, 2015 and 2014, and for each of the years in the two year year period ended December 31, 2015, which report appears in this Annual Report on Form 10-K of Four Oaks Fincorp, Inc.

/s/ Cherry Bekaert LLP

Raleigh, North Carolinas
March 28, 2016

APPENDIX 10B
(Continued)